Form of Proposed Distribution and Service Plan

     This Distribution and Service Plan (the "Plan") dated February 1, 2001, constitutes the plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, to the extent applicable, on behalf of the Service Class shares (the "Shares") of ProFunds (the "Trust"), a Delaware business trust. The Plan relates to the Shares of each series of the Trust set forth on Schedule A, attached hereto, as such schedule may be amended from time to time (the "Funds").

     A. Each Fund is authorized to pay to broker-dealers, investment advisers, banks, trust companies, accountants, estate planning firms, or other financial institutions or securities industry professionals ("Authorized Firms") an aggregate fee in an amount not to exceed on an annual basis 1.00% of the average daily net asset value of the Shares of such Fund (the "Plan Fee") as compensation, or reimbursement for services rendered and/or expenses borne, in connection with the financing of the activities and services described in
Section 2 pursuant to an agreement with an Authorized Firm. Some or all of the Plan Fee may be paid to an Authorized Firm: (1) that is the distributor of a Fund's shares; or (2) that provides investment advisory or management services on behalf of a Fund (except that no portion of the Plan Fee may be paid to such service provider for investment advisory services to a Fund).

     Payment of the Plan Fee shall be subject to applicable laws and regulations, as well as the rules of the National Association of Securities Dealers, Inc. ("NASD"). In accordance with NASD Conduct Rule 2830, as amended from time to time, no more than 75% of the Plan Fee (i.e., 0.75% of the average daily net asset value of Shares) will constitute an "asset-based sales charge" and no more than 25% of the Plan Fee (i.e., 0.25% of the average daily net asset value of Shares) will constitute a "service fee", as those terms are defined in Conduct Rule 2830.

     B. Without in any way limiting the discretion of the Board of Trustees of the Trust, the activities and services for which the Plan Fee may be paid may include, without limitation:

 .    the provision of personal and continuing  services to beneficial  owners of
     Shares;
 .    receiving,  aggregating  and processing  purchase,  exchange and redemption orders of shareholders;
 .    providing and maintaining retirement plan records;
 .    communicating  periodically  with  shareholders  concerning  administrative issues relating to their accounts, and answering questions and handling correspondence from shareholders about their accounts;
 .    maintaining  account records and providing  beneficial  owners with account statements;
 .    processing dividend payments for Shares held beneficially;
 .    providing sub-accounting services for Shares held beneficially;
 .    issuing shareholder reports and transaction confirmations;
 .    forwarding shareholder communications to beneficial owners of Shares;
 .    receiving,  tabulating  and  transmitting  proxies  executed by  beneficial owners of Shares;

 .    performing daily investment ("sweep") functions for shareholders;
 .    providing investment advisory services;
 .    general account administration activities;
 .    advertising,   preparation  of  sales  literature  and  other   promotional
     materials, and related printing and distribution expenses;
 .    paying  employees  or  agents  of  the  distributor  of the  Shares,  other securities broker-dealers, sales personnel, or "associated persons" of the Trust who engage in or support the provision of services to investors
     and/or   distribution  of  the  Shares,   including  salary,   commissions,
     telephone, travel and related overhead expenses;
 .    incurring expenses of training sales personnel regarding the Funds;
 .    preparing, printing and distributing prospectuses, statements of additional information and reports to prospective investors;
 .    organizing and conducting sales seminars and meetings;
 .    paying fees to one or more Authorized Firms in respect of the average daily value of Shares beneficially owned by investors for whom the Authorized Firm is the dealer of record or holder of record, or beneficially owned by shareholders with whom the Authorized Firm has a servicing relationship;
 .    incurring  costs and  expenses  in  implementing  and  operating  the Plan,
     including  capital  or  other  expenses  of  associated  equipment,   rent,
     salaries, bonuses, interest, and other overhead or financing charges; and
 .    such other  similar  activities  and services as determined by the Board of
     Trustees from time to time.

     In the event that activities or services for which an Authorized Firm may be compensated and/or reimbursed under the Plan are not specifically attributable to any particular Fund, the Trust may allocate the Plan Fee to each Fund deemed to be reasonably likely to benefit from such activities or services based upon the ratio of the average daily net assets of each such Fund during the previous quarter to the aggregate average daily net assets of all such Funds for such quarter; provided, however that any such allocation shall be subject to review and approval by the Board of Trustees and may be subject to such adjustments as the Board of Trustees shall deem appropriate to render the allocation fair and equitable under the circumstances.

     Payment of Plan Fees as compensation or reimbursement for any activity or service shall not: (1) duplicate payments for the same activity or service under any other agreement or plan applicable to a Fund; or (2) constitute an admission that such activity or service is a distribution-related activity or service.

     Section 3. The Plan shall not take effect with respect to a Fund until it has been approved, together with any related agreement, by votes of the majority of both (a) the Trustees of the Trust, and (b) the Plan Trustees of the Trust, cast in person at a meeting called, at least in part, for the purpose of voting on the Plan or such agreement.

     D. If adopted with respect to a Fund after any public offering of the Fund's Shares or the sale of the Fund's Shares to persons who are not affiliated persons of the Trust, affiliated persons of such persons, promoters of the Trust, or affiliated persons of such persons, the Plan (solely with respect to distribution-related activities and/or services) must be approved by a vote of a majority of the outstanding Shares of the Fund. Such approval shall constitute authorization to pay distribution-related Plan Fees accrued under the Plan with respect to the Fund prior to the date of such approval.

     E. The Plan shall continue in effect with respect to a Fund for a period beyond one year from the date hereof only so long as such continuance is specifically approved at least annually in the manner provided for in Section 3.

     F. Any person authorized to direct the disposition of the monies paid or payable by the Funds pursuant to the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended pursuant to this Plan and the purpose for which such expenditures were made.

     G. The Plan may be terminated with respect to a Fund at any time by vote of a majority of the Plan Trustees, or by vote of a majority of the outstanding Shares of that Fund.

     H. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreement related to the Plan shall provide:

          1. That such agreement may be terminated with respect to a Fund at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Shares of the Fund, on not more than 60 days' written notice to any other party to the agreement; and

          2. That such agreement shall terminate automatically in the event of its assignment.

     I. The Plan may not be materially amended unless approved in the manner provided for approval of the Plan in Section 3. The Plan shall not be amended to materially increase the amount spent for distribution with respect to a Fund without approval by a vote of a majority of the outstanding Shares of the Fund.

     J. While the Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

     K. The Trust shall preserve copies of the Plan, any related agreement, and any report made pursuant to Section 6 for a period of not less than six years from the date of the Plan or of such agreement or report, the first two years in an easily accessible place.

     L. As used in the Plan, (a) the term "Plan Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, (b) the term "distribution-related" shall mean primarily intended to result in the sale of Shares for purposes of Rule 12b-1, and (c) the terms "affiliated person", "assignment", "interested person" and "promoter" shall have the respective meanings specified in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

                                   SCHEDULE A
                      TO THE DISTRIBUTION AND SERVICE PLAN
                             DATED FEBRUARY 1, 2001

Money Market ProFund                                                       Healthcare UltraSector ProFund
Bull ProFund                                                               Industrial UltraSector ProFund
UltraBull ProFund                                                          Internet UltraSector ProFund
Bear ProFund                                                               Pharmaceuticals UltraSector ProFund
UltraBear ProFund                                                          Precious Metals UltraSector ProFund
UltraOTC ProFund                                                           Real Estate UltraSector ProFund
UltraShort OTC ProFund                                                     Semiconductor UltraSector ProFund
UltraEurope ProFund                                                        Technology UltraSector ProFund
UltraSmall-Cap ProFund                                                     Telecommunications UltraSector ProFund
UltraMid-Cap ProFund                                                       Utilities UltraSector ProFund
UltraJapan ProFund                                                         Wireless Communications UltraSector ProFund
Basic Materials UltraSector ProFund                                        OTC ProFund
Biotechnology UltraSector ProFund                                          Airline UltraSector ProFund
Consumer Cyclical UltraSector ProFund                                      Banking UltraSector ProFund
Consumer Non-Cyclical UltraSector ProFund                                  Entertainment and Leisure UltraSector ProFund
Energy UltraSector ProFund                                                 Oilfield Equipment and Services UltraSector ProFund
Financial UltraSector ProFund

Date: February 1, 2001